FOR RELEASE, Monday, November 6, 2006	For Further Information Contact:

2:00 p.m. Pacific Standard Time	Kelly Masuda, Investor Contact

(310) 893-7434 or kmasuda@kbhome.com

KB HOME RECEIVES ADDITIONAL LETTERS REGARDING A NOTICE OF DEFAULT RELATED TO ITS SENIOR AND SENIOR
SUBORDINATED NOTES

     Los Angeles, CA, November 6, 2006 – KB Home (NYSE: KBH), announced today that on November 2, 2006 it received letters from US Bank stating that they are notices of default with respect to KB Home’s 7-1/4% Senior Notes due 2018, 6-1/4% Senior Notes due 2015, 5-7/8% Senior Notes due 2015, and 5-3/4% Senior Notes due 2014 and with respect to KB Home’s 8-5/8% Senior Subordinated Notes due 2008, 7-3/4% Senior Subordinated Notes due 2011, and 9-1/2% Senior Subordinated Notes due 2011. US Bank states in the letters that it is the successor trustee under the indentures for each of the foregoing Senior and Senior Subordinated Notes.

The letters state that KB Home is in default under the indentures because it has not delivered to the trustee a copy of KB Home’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2006 (the “Third Quarter 10-Q”).

KB Home is reviewing the letters, as well as other similar letters the Company has previously announced receiving, and is considering their validity as notices of default. Under the indentures, if KB Home fails to cure a default within the 60 days after notice is effectively given, the default could become an “event of default,” allowing the trustee or the holders of at least 25% in aggregate outstanding principal amount of a series of notes issued under such indenture to accelerate the maturity of such series.

As previously announced, KB Home is soliciting consents from the holders of record as of 5:00 p.m. (New York time) on October 24, 2006 of its Senior Notes, to approve a proposed amendment to the indenture for its Senior Notes to extend the time for the Company to file the Third Quarter 10-Q no later than February 23, 2007. The consent solicitation will expire at 5:00 p.m. (New York time) on November 7, 2006, unless extended.

As previously described in the Company’s Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2006, the Company has not yet filed with the SEC the Third Quarter 10-Q in order to allow additional time to complete an internal review of its historical stock option grants and related accounting. Although there can be no assurance that the Company will meet this schedule, the Company intends to file the Third Quarter 10-Q and to provide copies of that report (including its third quarter financial statements) to the trustee under the indentures on or before December 24, 2006, which would be in time to cure any default that might be declared under the indentures as a result of the delayed filing of the Third Quarter 10-Q.

This release is not a solicitation of consents, and consents are only being solicited through and on the terms of the consent solicitation statement dated as of October 25, 2006, as it may be amended, the Letter of Consent related thereto and otherwise as described therein.

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Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).

Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different. Potential risks include changes in: general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition, and currency exchange rates (insofar as they affect our operations in France). Our actual results may also be materially different than those expressed in our forward looking statements due to environmental factors (including weather) and significant natural disasters; government regulations affecting our operations; the availability and cost of land in desirable areas; violations of our policies; the results of an ongoing internal review into stock option matters being conducted by members of the Audit and Compliance Committee of our Board of Directors, as well as an informal inquiry by the Securities and Exchange Commission and pending shareholder derivative suits regarding stock option matters; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. See our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2006 and May 31, 2006, Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.